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Additional Information and Where to Find It

In connection with the proxy contest initiated by Clinton Magnolia Master Fund, Ltd., Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) will be filing a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2013 annual meeting of stockholders. Stockholders are strongly advised to read the Company’s 2013 definitive proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of the Company’s 2013 definitive proxy statement and other documents filed by the Company with the SEC in connection with its 2013 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the “Investor Relations” section of the Company’s website at ir.inteliquent.com.

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The Company, its directors, its executive officers, and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in connection with the matters to be considered at the 2013 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with such matters is set forth in the preliminary proxy statement filed with the SEC on April 19, 2013 and will be set forth in the definitive proxy statement to be filed with the SEC.

Below is a transcript of a call hosted by the Company on May 1, 2013 to discuss its earnings for the quarter ended March 31, 2013.

MAY 01, 2013 / 10:00 AM EDT // 9:00 AM CDT

Q1 2013 INTELIQUENT EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

Richard Monto Inteliquent—General Counsel & Corporate Secretary

Ed Evans Inteliquent—CEO

David Zwick Inteliquent—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Operator

Simon Flannery Morgan Stanley—Analyst

Frank Louthan Raymond James & Associates—Analyst

Hamed Khorsand BWS Financial Inc.—Analyst

Robert Chapman Chapman Capital—Analyst

Donna Jaegers D.A. Davidson—Analyst

Jeremy Javidi Columbia Management—Analyst

Chris Brown Aristides Capital—Analyst

Ben Mackovak Cavalier Capital—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Inteliquent First Quarter 2013 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded today, May 1, 2013.

I would now like to turn the conference over to Richard Monto, General Counsel. Please go ahead, sir.

Richard Monto—Inteliquent—General Counsel & Corporate Secretary

Thank you and welcome to the Inteliquent first-quarter 2013 earnings conference call. In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on current expectations and are subject to substantial risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.

A description of certain of these risks and uncertainties, accompanying these forward-looking statements, can be found in our earnings release issued today and in certain of our SEC filings. Inteliquent undertakes no obligation to update any forward-looking statements.

In our remarks, we will also refer to non-GAAP financial measures, which we believe, in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP financial measures to GAAP results are also included in our earnings release issued today.

Now for the substance of the call, I’d like to hand the call over to Ed Evans, Inteliquent’s CEO.

Ed Evans—Inteliquent—CEO

Thank you, Richard, and good morning everyone. Thank you for joining us today as we discuss our results for the first quarter of 2013.

First, I will provide an overview of our announced divestiture of the data business, followed by a discussion on our operational results and then David Zwick, our CFO, will provide a more detailed review of our financial performance, as well as certain detailed operational metrics. We will also provide time for questions following our prepared comments.

Let me start by talking about the announcement yesterday that we have divested the data business after a long and thorough strategic review conducted by the management team and the Board of Directors. We reached a conclusion that our data business was sub-scaled and that would require significant investment in the future to grow. Our operational results in the business have been improving steadily over the past six months. However, we believe the longer-term trends in the data business would make it difficult for us to remain competitive.

We elected to run a process to sell the data business. The process began in January. We’re very pleased with the results. Concurrently with the process to sell the data business, we engaged in a simultaneous process to consider selling the entire business. After reviewing the options of both processes, we believe the shareholders are better served by selling the data business and allowing the Company to focus all of its resources on continuing to managing growth of voice business.

We are no longer shopping the Company and we are committed to operating the voice business going forward. As a [voice-owned] organization, we believe we are now well positioned to grow the voice business both organically and inorganically. Our balance sheet, post-sale of the data business, affords us many options and we will spend the next few quarters refining our strategy and looking at all of our options for growing the business and managing our balance sheet. I look forward to sharing more about our strategic direction in the upcoming call.

With respect to our first-quarter operating results, I’m very pleased with our progress. We generated $69.7 million in revenue. This represents a 3% increase over the fourth quarter in 2012. The voice business generated $50.5 million for the quarter, representing an increase of 2% over the previous quarter.

As we discussed during our last call, the management team has been very focused on improving our operational results in reducing cost. I am pleased to report, we made significant progress in the quarter. Our EBITDA for the quarter was $18 million, a 24% increase over the previous quarter. Our results for the quarter were better than anticipated as we identified opportunities within our revenue assurance processes and we began to see the impact of our cost management initiatives. David will spend more time on those specifics.

Our origination business continues to see increases in minutes of use and we remain optimistic about this suite of services. The local transit business continues to decline as anticipated and the terminating services continue to be impacted by the rate changes we put into the market due to the new economic relationship with a large customer. We expect to see stabilization in this product line as the new rate structure is implemented across the industry. Our Access Homing Tandem service continues to expand as we add additional customers to the Local Exchange Routing Guide.

We continue to develop new tools internally that allow us to better manage our traffic flows and allow us to track and analyze the profitability of each individual customer. I’m pleased with the results that we have seen in this area and I believe these tools will be very helpful in managing and growing the business going forward.

Going forward, we will have an increased focus on new service offerings and on even more operational efficiencies. We have a lot of work in front of us, but I’m very pleased with our start of the year. I believe we are well positioned to grow our voice business. There are several organic and inorganic opportunities to create shareholder value and we will carefully review all of our options over the next few quarters. As a result of our performance in the first quarter, we will be raising our financial guidance for the year.

At this time, I’ll turn the call over to our CFO, David Zwick will have more details. David?

David Zwick—Inteliquent—EVP & CFO

Thank you, Ed. This was a quarter in which we believe that much has been accomplished, both operationally and strategically. The sale of the data business was transformative and it returns us to our roots. It results in a material reduction to our cost structure with almost half of our employee base shifting to GTT.

From an evaluation standpoint, the transaction was highly accretive. The transaction value that we achieved equates to more than [$1.55] per share, which is over half of our market capitalization as of yesterday. At the same time, our pro forma free cash flow profile has increased from what it was just prior to the divestiture.

I would like to complement the GTT team and their professionalism during the sale process. It was a pleasure to partner with them. We believe that our former data customers and employees should be excited to work with them.

On the operational side, we made progress in stabilizing and improving our voice business. I’m particularly pleased with the significant progress of our cost-cutting initiatives, but revenue was also an area of strength during the quarter.

First-quarter revenue was $70 million, representing a 3% sequential increase from the fourth quarter and a 1% year-over-year decline compared to the first quarter of 2012. It was a record revenue quarter for one of our voice services, termination services and both of our data services, IP Transit and Ethernet.

Within termination services product lines, we outperformed due to several factors, strong volume growth in [DID] minutes of use; improvement in our revenue assurance area; and a favorable pricing variance. In IP Transit, we benefited from record high volumes, almost 11 terabits per second in the first quarter. This was our second consecutive quarter of record volume in IP Transit.

From a gross margin perspective, in 2012, our gross margin percentage declined from 56.8% in Q1 2012 to 50.2% in Q4 2012. In the first quarter of 2013, we arrested that negative trend with the gross margins moving up to 51.9%. This was due to improvements in the profitability of both the voice and data businesses. We groomed a lot of circuits out of the network and reduced our remaining circuit costs through tougher negotiations with our vendors.

Cost cutting has been a major focus, not just in direct costs, but across the board. In the first quarter, our headcount decreased by 9 heads. This is the first significant reduction in headcount that we experienced on a quarter-over-quarter basis. And non-personnel expenses were substantially reduced as well in the first quarter, primarily by taking a knife to unnecessary spending with our outsource providers.

In total, we managed to decrease our operating expenses this quarter, down to pre-2012 levels. As a result, adjusted EBITDA was $18 million, representing a 24% sequential increase from the fourth quarter and a 15% year-over-year decline compared to the first quarter of 2012. Our adjusted EBITDA margin was 25.8% in the fourth quarter, up from 21.5% in the prior quarter and down from 30.1% in the first quarter of 2012.

Adjusted EBITDA in the first quarter of 2013 increased to the levels that the Company was generating back in mid-2012, despite the negative developments with one large voice customer that occurred in the interim.

As announced in our press release, we are revising our financial guidance for 2013 as follows. Revenue is expected to be between $200 million and $210 million. Approximately $175 million to $185 million relates to our continuing operations in the voice business. Adjusted EBITDA is expected to be between $34 million and $40 million. Approximately $31 million to $37 million relates to our continuing operations in the voice business.

Capital expenditures are expected to be between $14 million and $18 million. Approximately $10 million to $14 million relates to our continuing operations in the voice business.

On a quarterly basis, we estimate that the first quarter will probably be our strongest quarter of the year. Some headwinds are anticipated over the balance of the year. So, we are trying to offset them as best as possible. That being said, today is an exciting day for the new Inteliquent. Our cash balance on a pro forma basis represents over [$2.60] per share and we expect to have an attractive free cash flow profile going forward based on our revised financial guidance.

We are focused on our objectives in the voice business and we are confident that we can add further value going forward. That concludes our remarks. We’d now like to open up the call to questions. Operator?

QUESTIONS AND ANSWERS

Operator

Thank you, sir. Ladies and gentlemen, at this time, we will begin the question-and-answer session. (Operator Instructions) Simon Flannery, Morgan

Stanley.

Simon Flannery—Morgan Stanley—Analyst

From the sale — Ed, you talked about taking several quarters to consider the use of the proceeds. Obviously, it’s a large sum relative to your market cap here. In the past, you’ve obviously made some acquisitions, but there’s been a consistent policy of returning cash to shareholders by special dividends and so forth. Is it reasonable to expect that at least part of the cash will be returned to shareholders or do you think you’ve got some compelling strategic alternatives that might mean that at this time it’s going to be more M&A focused?

Ed Evans—Inteliquent—CEO

No, I think that’s what’s going to be under review right now. I think your point is valid that we undertook this exercise previously when we had large balances of cash and we did return those to the shareholders in the shape of — or another — either through a share buyback or through special dividends. So I don’t see any change in that.

I think any type of acquisition work that we would do will probably involve some debt as well. So, it’s difficult to see me using all of that cash on M&A type of activities. So, I think it’s reasonable to expect that we will certainly consider that very hard and determine what’s best. Is that an ongoing dividend policy or is that one-time special dividend? I think all those things will be discussed at the Board level.

Simon Flannery—Morgan Stanley—Analyst

And maybe, David, just a clarification on what we’re selling here today. Is this the Tinet business or is it sort of everything related to that or are there some parts staying or other parts going and maybe you could give us what the EBITDA contribution of the data business was in Q1?

David Zwick—Inteliquent—EVP & CFO

Sure, the EBITDA contribution of the data business, the business that we have sold, was approximately $2 million and that is without any allocations of expense from the corporate office. So that’s a kind of standalone unallocated type of number. With respect to the composition of the assets that were sold, they represent the entirety of our global data business, which consisted primarily of the assets of the former Tinet business that we acquired in late 2010.

Simon Flannery—Morgan Stanley—Analyst

Okay, great, thank you.

Operator

Frank Louthan, Raymond James.

Frank Louthan—Raymond James & Associates—Analyst

Great. So, can you comment on the voice business that you have left? I mean just maybe give us sort of the 30-second elevator pitch on where you’re taking that business, who the competition is and that sort of things, we have an understanding of sort of what the newer, cleaner company is and then I’ve got a follow-up.

Ed Evans—Inteliquent—CEO

Yes, so really the business is comprised of three areas. There is the original business that the Company was founded on, the local transit business, where we move minutes between [non-Bell] carriers in any one specific market. That business we believe continues to decline as it has been over the past couple of years and we see that going off into the future. It’s sort of a legacy business. It’s still very profitable and a very large part of the business, but it is going to continue to decline.

And then we have a termination services business, where basically we say to carriers, send us the traffic and we will terminate that for you at various carriers and to where our footprint goes. That footprint is primarily into wireless carriers, into the wireless footprint. We believe there is opportunity to expand that reach and we plan to do so by expanding our connectivity into not only wireless, but more wireline carriers as well.

And then the third element is the origination services, where we basically sell services to carriers and say if you’re originating phone calls and you need somebody to take those and deliver those to other places, we can take those originating minutes and sell those as well. So, those are the three components of the business that’s left. It’s the traditional voice business that’s accounted for the largest part of the revenue and the profitability in the business and we’re looking at new services that we can introduce to the market.

We’ve spent the last six months really peeling back this business and digging down an understanding where we are today really getting down the customer level profitability, but more importantly trying to understand where we can go. And we think we are in the final stages of a strategy that makes a lot of sense. Then, we’ll present that strategy again to the Board of Directors here on next Board of Directors meeting and hopefully be able to get consensus on where we want to take the business and where we want to go.

So it’s not something that’s extremely capital intensive, frankly, it’s just a series of new services, we think we can introduce that would grow the business and that’s where we are going to be focused on. From a competitive standpoint, it’s the same guys that have been out there before. Intelepeer is out there, Level 3, obviously we compete with very hard. We compete a little bit with Peerless in certain areas. It’s the same guys that are out there. We believe that there is opportunity within this space to consolidate. I think it’s more likely for us to be an acquirer than an acquiree, given where we are right now. And we’ll move forward and see what we can do with the business.

Frank Louthan—Raymond James & Associates—Analyst

So, has anything changed with the competitive landscape and [what does it] give you the confidence the new products to really drive the revenue? Can you give us any color on what you’re looking at, what sort of products you’re looking, getting into, are they offshoots of those existing three areas or completely new lines of business that you can get into with your assets?

Ed Evans—Inteliquent—CEO

Yeah, I won’t get into a lot of it just for competitive reasons, but they’re primarily offshoots of the current business, like Access Homing Tandem was something that we created in-house that generate a lot of opportunities for us. We believe there are things like that that we can do. We’re spending a lot of time focusing on that, building models around those to make sure that we can execute on them, but they’re more offshoots, it’s not significant amount of new things that we haven’t done before. It’s just continuation what we have been good at.

If you go back 36 months ago, the vast majority of the revenue in this business was coming out of one product, it was the local transit services. And I think now you look at what percentage of revenue LTS is for the business, the Company has actually done a very good job of creating new services to offset that one single product and we think that our charge now is to continue to do that. They come up with new offshoot services to expand the portfolio of products that we have and to get back on track of focusing — on growing the business.

We’ve been very focused on cutting the cost and managing the cost structure. I think we’ve done a great job of that so far and I think there’s a lot more work to be done in that area. So, it’s just — it’s adding a lot more rigor to the business, a lot more discipline to the business and I think we’re getting a lot more focus on that and frankly we are getting a lot better at it.

Operator

Hamed Khorsand, BWS Financial.

Hamed Khorsand—BWS Financial Inc.—Analyst

Good morning. Just a clarification. So the Ethernet business goes away as well?

Ed Evans—Inteliquent—CEO

Yeah, it’s correct, yes.

Hamed Khorsand—BWS Financial Inc.—Analyst

Okay. And then, my question here is on the revenue guidance or outlook, are we going to see a big step-down in Q2 or are we just going to see a gradual revenue declines?

Ed Evans—Inteliquent—CEO

See more gradual than sudden.

Hamed Khorsand—BWS Financial Inc.—Analyst

Okay. And my other question is, I’ve been around you guys for a while now, obviously Tinet wasn’t an acquisition that worked out very well. So, as investors, why should we feel comfortable at this time around, another acquisition actually works well for you guys?

Ed Evans—Inteliquent—CEO

Well, I think there’s a couple of reasons. One, the management team is different than what was in place when that acquisition was done. Second, well, I think the acquisitions we’re talking about are like [timed] businesses that what we’re doing right now and not kind of wandering off and it’s something that’s a new area for us. Frankly, we didn’t have a lot of experience to our understanding. So, I think it’s a couple of differences there.

And I think David, myself and other members of the management team have done a lot of M&A work in our history and understand how to do that, understand how to do due diligence and how to do the integration more importantly. And I think you can be assured, management teams can be a lot — very disciplined in whatever we pursue, we’re going to understand the business and know what we can do with it before we take that step.

Hamed Khorsand—BWS Financial Inc.—Analyst

Last question is what made you guys decide that — continue with the voice business instead of just completely dissolving the Company and returning the cash to the shareholders?

Ed Evans—Inteliquent—CEO

No, it’s a traditional analysis you take, what the offers of the business and what others are valuing the business and then you take the information that you have about what you think you can do with the business and you determine what you think is in the best interest of the shareholders. And at this point in time, we believe there’s significant opportunities for the Company. We think there’s significant opportunities to create shareholder value by running the voice business and divesting the data business and so that’s what we did.

Operator

Robert Chapman, Chapman Capital.

Robert Chapman—Chapman Capital—Analyst

I am glad that the prior question had a comment about management. I was surprised to hear Ed Evans say that management has changed, because the current CEO, Ed Evans, and I am glad that you are on this call instead of having gone home to Oklahoma before it began that you were here at the Company during the decision to buy Tinet. You came on the Board in November 2008 when the stock was at $0.10 per share, this is all dividend adjusted. At the time, you were on the Board, you were CEO of a company called Stelera Wireless, which is now defunct. So that business went the same way as I guess Tinet and Inteliquent. Then, as a Board member, you voted for the Tinet acquisition at US$100 million, plus $30 million or so of CapEx, now being sold for 40% of the acquisition plus CapEx just 2.5 years later.

And then while CEO of the Company, you are overseeing or negligent in doing so and essential (expletive) of AT&T, the Company’s largest customer, to the tune of tens of millions dollars and potentially fraudulent traffic direction and charges. And with the stock now down 60% since you became a Board member and you’re apparently negligent over the side of the Company and its largest customer, and potentially fraudulent acts, I don’t understand why it is that Ed Evans hasn’t resigned. And I guess I just want to ask you directly, since you’re on the call, since — Ed, you’ve been proven at Stelera, at Inteliquent, to be something of a weapon of mass destruction to Inteliquent owners and countless employees and counterparties. Can you justify your continued employment at the Company or instead are you just going to ask the operator to move onto the next question in the queue?

Ed Evans—Inteliquent—CEO

No, I don’t mind addressing the question. I appreciate your comments. Some of your facts are not accurate and frankly I won’t take the time to address those here on this call. I am curious as to whether or not you called my eight-year-old son at home in order to get the number for this conference call, like you’ve done to try to reach me previously, which is a little bit unprofessional, but I guess that’s a different issue. To your point, I appreciate the criticism. You’re right, I was on the Board, I was part of that decision and I take full responsibility for that. I also take responsibility for what’s going on with the Company now, which I think is market improvement and going forward with it. And so, I’ve got a Board of Directors that I answer to and if they have the mind that they want to make a change, they are certainly welcome to do that and I understand that they need to do that, but unfortunately it’s not really your decision. But I do appreciate your comments and thank you for calling in today.

Operator

Donna Jaegers, D.A. Davidson.

Donna Jaegers—D.A. Davidson—Analyst

Hi, I just had a business question. Obviously, your voice business is dependant on wireless. Is MetroPCS, were they a customer previously, because obviously T-Mobile was. I am just wondering about the consolidation there?

Ed Evans—Inteliquent—CEO

Yes, we’ve had MetroPCS as a customer and we had elected to walk away from the deal. They had come back to us with some fairly aggressive pricing that we didn’t feel like we could need in the marketplace. T-Mobile is a customer of ours and we do a fair amount of business with them and we do believe there is the opportunity to recapture some of that business going forward and we are having those conversations now.

Donna Jaegers—D.A. Davidson—Analyst

Okay. Great. Thanks, Ed.

Ed Evans—Inteliquent—CEO

Yes.

Operator

Jeremy Javidi, Columbia.

Jeremy Javidi—Columbia Management—Analyst

Good morning, gentlemen. How you are doing today?

Ed Evans—Inteliquent—CEO

Good.

Jeremy Javidi—Columbia Management—Analyst

Upon the sale of these assets, will there be any tax strategy in terms of the loss, recouping previous cash paid?

Ed Evans—Inteliquent—CEO

There will be capital losses, yes. However, we don’t foresee the opportunity to utilize those capital losses in the foreseeable future.

Jeremy Javidi—Columbia Management—Analyst

Thank you.

Operator

(Operator Instructions) Chris Brown, Aristides Capital.

Chris Brown—Aristides Capital—Analyst

Hey, good morning, gentlemen. I just had a follow-up on the tax question. Is there going to be any tax related to the deal whatsoever?

Ed Evans—Inteliquent—CEO

There will be no cash taxes that are payable by us as a result of the transaction.

Chris Brown—Aristides Capital—Analyst

Fantastic. And I guess one comment as an institutional shareholder, the stock is incredibly cheap right now on an enterprise value to EBITDA basis. I’m not aware of any company out there that you would possibly want to touch the 10-foot pole that’s cheap as you are. So please, please, please buy lots of stock. Have a good day. Thanks a lot.

Operator

Ben Mackovak, Cavalier Capital.

Ben Mackovak—Cavalier Capital—Analyst

Hi, guys. Thanks for taking my call. Obviously, great news today. Can you help us with CapEx going forward without this business? Is $12 million to $14 million a reasonable target?

Ed Evans—Inteliquent—CEO

I think, we’ve actually — we put guidance at $14 million to $18 million. That’s what we’re putting for the business going forward.

Ben Mackovak—Cavalier Capital—Analyst

Doesn’t that include one quarter though of the data business?

Ed Evans—Inteliquent—CEO

Yeah. So in the first quarter of 2013, our CapEx related to the data business was approximately $3 million.

Ben Mackovak—Cavalier Capital—Analyst

Okay, thank you.

Ed Evans—Inteliquent—CEO

Well, thank you everybody for joining us today. We’re excited about where we are and we look forward to talking to you next quarter. Thank you.

Operator

And ladies and gentlemen, this does conclude the conference for today. You may now disconnect.

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